Exhibit 23.7

Consent of Nominee for Director

of Poseidon Containers Holdings Corp.

I hereby consent to the reference to me under the caption “Management” in the registration statement on Form F-1 and related prospectus as shall be filed with the U.S. Securities and Exchange Commission, and any and all amendments thereto, of Poseidon Containers Holdings Corp.

/s/ Charles Bloome
Name: Charles Bloome

Date: June 19, 2015